Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC SOFTWARE CUSTOMER EARNS MANAGING AUTOMATION’S

PROGRESSIVE MANUFACTURING 50 AWARD

Using CDC Software’s CDC Factory, Bay Valley Foods Achieved Operational Excellence According
to Managing Automation’s Progressive Manufacturing 50 Awards Program

HONG KONG, ATLANTA—June 09, 2008— Private label manufacturer, Bay Valley Foods, was recognized for its extraordinary business accomplishments through the use of CDC Software’s CDC Factory. By deploying automation and information technologies that generate competitive advantage for its business, Bay Valley Foods was nominated as one of the 50 manufacturing companies who have mastered operational excellence. Companies nominated for operational excellence have mastered the ideas of continuous improvement as advocated in such disciplines as Six Sigma and lean manufacturing. They also achieve measurable excellence, not only in internal operations but also in those processes that involve customers, partners, and suppliers.

“We were ecstatic to be awarded such a prestigious honor,” said George Jurkovich, senior vice president of Operations, Bay Valley Foods. “Receiving this award reinforces the principles of our mission of providing continuous improvement as demonstrated by our manufacturing expertise, innovative products, superior research and development, strong regional brands, and state-of-the-art facilities and technology.”

After implementation of CDC Factory, Bay Valley already has reported measuring 3 percent to 4 percent in factory efficiency improvements. The company says it is on track to achieve a 5 percent to 10 percent improvement in efficiency across the plant network in a year which is expected to return $2.5 million to the bottom line.

“The success at Bay Valley Foods is a great example of the improvements that can be achieved in the areas of plant floor processes, understanding down-time issues and equipment failures, and reducing overtime through the use of CDC Factory,” said Mark Sutcliffe, general manager, CDC Software’s CDC Factory. “Bay Valley Foods greatly deserves this award for everything they have achieved.”

The accomplishments of Managing Automation’s Progressive Manufacturing 50 will be celebrated at an award ceremony in Las Vegas, June 10-12, 2008.

CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT  2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation, please visit www.cdccorporation.net.

About Bay Valley Foods
Bay Valley Foods is one of the nation’s leading suppliers of pickles, soup, salsa, peppers, relishes, aseptic sauces, powdered products and other specialty food products to major retail, foodservice, bulk and ingredient and international customers. Bay Valley Foods is committed to maintaining the leading share of private label retail and foodservice pickle sales in the United States with pickles, peppers and relishes marketed throughout the nation. For more information, visit bayvalleyfoods.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics,  operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

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